Exhibit 10.25

Michael H. Campbell Executive Vice President HR, Labor & Communications	October 31, 2008

[Name/Address]

Dear [Name]:

I am pleased to confirm our verbal offer of employment for the position of [POSITION] of Delta Air Lines, Inc. (“Delta” or the “Company”). Your active employment with Delta will begin on the closing date of the merger between Nautilus Merger Corporation, a wholly owned subsidiary of Delta, and Northwest Airlines Corporation (such transaction referred to as the “Merger”, and your active employment commencement date referred to as the “Delta Transfer Date”). The following information generally summarizes the terms of our offer.

ANNUAL COMPENSATION

Your base salary will be $[AMOUNT] per annum, payable in accordance with the usual payment practices of the Company except that for convenience purposes only, regardless if your Delta Transfer Date is prior to January 1, 2009, you will be paid from the Northwest Airlines Inc. (“NWA”) payroll through at least that date.

You will participate in Delta’s 2009 Management Incentive Plan (the “MIP”) according to the terms of the MIP as in effect from time to time. As [POSITION] at Delta, your Target MIP Award for 2009 will be [PERCENTAGE] % of your annual base salary.

LONG-TERM COMPENSATION

As soon as practicable after the Delta Transfer Date, and subject to your execution of the underlying award agreement offered to you by Delta, you will receive an equity-based award under Delta’s 2007 Performance Compensation Plan (the “Performance Plan”) consisting of (1) [NUMBER] shares of restricted Delta common stock; and (2) a stock option to purchase up to [NUMBER] shares of Delta common stock (the restricted stock and the stock option collectively referred to as the “Merger Equity Award”). Subject to your continued employment with Delta and the terms and conditions set forth in the award agreement, the Merger Equity Award will generally vest as follows:

20% May 1, 2009;

20% November 1, 2009;

20% May 1, 2010; and

40% November 1, 2011.

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A

In addition to the Merger Equity Award, you will also be eligible to participate in Delta’s 2009 Long-Term Incentive Program (the “2009 LTIP”) as in effect from time to time. The value of your target award opportunity under the 2009 LTIP will be $[XXX]. Subject only to final approval of plan language by the Personnel & Compensation Committee of the Board (the “P & C Committee”), half of the shares subject to the target award opportunity will be time-based restricted stock and half will be cash-settled performance shares. Subject to your continued employment with Delta and the terms and conditions set forth in the award agreement, as well as final P & C Committee approval: (a) the restricted stock will vest in two equal installments on the first and second anniversaries of the grant date; and (b) the performance shares will vest at the end of a two year performance period and will be paid out within the range of 0% to 200% depending on whether we meet or exceed our performance goals.

WITHHOLDING OBLIGATIONS

All consideration provided by Delta shall be provided subject to withholding and other federal, state and local taxes and deductions as provided by law.

GENERAL BENEFITS

Although you will be employed by Delta as of the Delta Transfer Date, for convenience purposes, you will not be eligible for Delta’s broad based benefit programs, including health, dental, disability, survivor, retirement, (including any payments under Delta’s restoration program) and paid time off until January 1, 2009. Through December 31, 2008, you will continue to be eligible to participate in the benefit plans and programs that were offered to you by NWA immediately prior to the Delta Transfer Date.

Except as noted below with respect to the Delta Air Lines, Inc. Officer and Director Severance Plan (“O&D Severance Plan”), or any successor thereto, you also will generally be entitled to such benefits as are provided to officers of the Company employed on or after the Delta Transfer Date, including free and reduced rate travel, financial planning assistance, an annual executive physical and similar programs as such benefits exist from time to time.

If applicable, you will be eligible for a relocation benefit as provided under the terms of the Delta Officer Relocation Program. A summary of these benefits is included as Exhibit A. This policy has certain payback provisions if your employment terminates within two years of the date of your actual relocation.

SPECIAL TRAVEL BENEFITS AT TERMINATION

Upon your termination of employment from Delta at any time for any reason other than for Cause (as defined in Exhibit B), you will have a right to participate in the Delta UATP Travel Program (the “UATP Program”) for life according to the terms of the UATP Program in effect as of the Delta Transfer Date. This contractual right is further defined and explained in Exhibit C. For your convenience, I have included an execution copy of the agreement in Exhibit C

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A

granting this contractual right. You should sign and return this execution copy along with your signed copy of this letter. You should also note that in order to be eligible for this benefit, you must agree to sign a release containing certain non-compete, non-solicit, and similar other covenants at the time your employment with Delta terminates.

RETENTION PAYMENT AND WAIVER OF RIGHTS UNDER CERTAIN NWA AGREEMENTS

Delta acknowledges that, pursuant to your Management Compensation Agreement with NWA dated as of ____________, ____ (as amended) (the “Agreement”), and pursuant to the terms of certain other NWA programs, including the Key Employee Annual Cash Incentive Program, as amended, (the “KEACIP”) and the 2003 Long Term Cash Incentive Plan, as amended, (the “2003 LTIP”) upon the termination of your employment with NWA under certain circumstances, you would be entitled to the severance payments and benefits set forth in your Agreement, the KEACIP and the 2003 LTIP. By signing below, and in partial exchange for this offer of employment and the benefits provided pursuant to this letter, you agree to waive all rights and benefits under the Agreement, the KEACIP and the 2003 LTIP, regardless of whether such rights are vested or unvested and you will receive the following payments instead (none of which shall be considered earnings for purposes of any Delta sponsored benefit plan, and which, for convenience purposes only, will be paid from the NWA payroll):

(a)	Subject to Delta’s receipt, promptly following the Delta Transfer Date, of a Waiver and General Release in a form substantially similar to Exhibit D (the “Release”), signed and not revoked by you during the revocation period set forth in the Release, you will receive a retention payment (the “Retention Payment”) in the amount of the lump sum cash severance payment set forth in Section __ of your Agreement promptly following the end of such revocation period. In the event that, prior to the [first] [second] anniversary of the Delta Transfer Date, you voluntarily terminate your employment with Delta (including due to retirement) other than due to disability or for “Good Reason” as defined in Exhibit E, or your employment is terminated by Delta for Cause (as defined in Exhibit B), then you will be obligated to re-pay to Delta an amount equal to the product of the Retention Payment multiplied by a fraction, the numerator of which is the number of days during the period commencing on the effective date of your termination of employment and ending on the (first) (second) anniversary of the Delta Transfer Date and the denominator of which is(365) (730) (the “Repayment Amount”). In such event, you must pay the Repayment Amount to Delta within ten days following the termination of your employment, and Delta shall be entitled to set-off all or a part of the Repayment Amount against any amounts otherwise owed to you by Delta or any affiliate of Delta. Anything in this paragraph (a) and Exhibit E notwithstanding, if following the Merger, your office is relocated by more than 50 miles, and you voluntarily terminate your employment rather than relocate, you will not owe any Repayment Amount.

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A

(b)	An amount equal to your 2008 KEACIP payment at target payable no later than December 31, 2008.

(c)	An amount equal to your 2007-2008 award under the 2003 LTIP at the greater of (a) 100%; or (b) the applicable percent payout determined as if the performance period were 1/1/07 through 9/30/08 rather than 1/1/07 through 12/31/08, but in either case payable no later than December 31, 2008.

(d)	An amount equal to your 2008-2009 award under the 2003 LTIP at 100% payable no later than December 31, 2008.

If applicable, you will also receive payments described in Exhibit F.

PARTICIPATION IN SEVERANCE PLANS

In the event your employment with Delta is terminated for any reason prior to the [second] [third] anniversary of the Delta Transfer Date, you will not be eligible to participate in the O&D Severance Plan, any successor thereto, or any other severance plan or program sponsored by Delta and you will not be entitled to any severance payments or benefits in connection with your termination of employment. After such time, and subject to your continued employment, you will participate in the O&D Severance Plan or its successor in accordance with the terms of the O&D Severance Plan, as it may be amended from time to time. This section shall not be construed to provide any rights to continued employment.

IN CONCLUSION

Except as otherwise provided in this letter of agreement, your employment with Delta will be subject to Delta’s standard policies and will be governed by the terms and conditions of the Human Resources Policies, as may be amended from time to time hereafter. Anything to the contrary herein notwithstanding, nothing herein is intended to provide any rights to continued employment. This letter of agreement supersedes any prior discussions and documentation concerning your compensation or benefit arrangements with the Company.

If the terms outlined reflect your understanding of our agreement and you accept employment based on these terms, please indicate your acceptance by signing the two original letters of agreement provided. Please keep one letter of agreement for your records and return the other to me.

[NAME], we are extremely pleased to have you on the Delta senior leadership team and we look forward with great pleasure to your contribution to making us the world’s premier airline.

Mary Steele, our director of compensation programs, is available to assist you on questions regarding your compensation package. Mary’s direct line is 404-715-6333.

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A

Sincerely,

[NAME]

Date

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A

List of Exhibits

Exhibit A – Summary of Delta Officer Relocation Package and Addendum thereto

Exhibit B – Definition of Cause

Exhibit C – Retired Officer Merger Travel Benefit Agreement (enclosed execution copy to be signed now; Release form attached to Agreement to be signed in future)

Exhibit D – Form of Waiver and Release for Retention Payment (to be signed when letter signed)

Exhibit E – Definition of Good Reason

Exhibit F – Additional Payment (Excise Tax protection)

Delta Air Lines, Inc., Post Office Box 20706, Atlanta, GA 30320-6001, U.S.A